Filed Pursuant to Rule 424(b)(3) and (c)

Registration No. 333-99063

PROSPECTUS SUPPLEMENT NO. 5

(TO PROSPECTUS DATED SEPTEMBER 19, 2002)

HEALTH CARE PROPERTY INVESTORS, INC.

320,052 SHARES OF COMMON STOCK(1)

This Prospectus Supplement No. 5 supplements and amends the Prospectus dated September 19, 2002, as previously amended (the “Prospectus”), relating to the possible issuance of our common stock, from time to time, to the holders of non-managing member units in HCPI/Utah, LLC and the possible resale of shares of our common stock by these holders. The information in this Prospectus Supplement has been obtained from the selling holder listed herein. This Prospectus Supplement should be read in conjunction with the Prospectus.

The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Holders” in the Prospectus:

Name	Non-Managing Member Units of HCPI/Utah, LLC Owned of Record Prior to the Exchange(2)	Common Stock Beneficially Owned Following the Exchange (1)(2)(3)	Common Stock Offered Hereby(1)(3)	Common Stock Beneficially Owned Following the Offering(1)(2)(3)(7)
				Shares		Percent
The Corporation of the President of The Church of Jesus Christ of Latter-day Saints (4)	2,218	8,164	3,180	0	(8)	*
The United Way of Salt Lake (5)	20,131	40,262	7,110	0	(9)	*
University Hospital – IVF Miracle Fund Gift Account (6)	1,161	2,322	2,322	0		*

*	Represents less than 1% of the total outstanding shares of our common stock.

(1)	Reflects the adjustment for the 2-for-1 stock split in the form of a stock dividend on issued and outstanding shares of Health Care Property Investors, Inc. (the “Corporation”) common stock that was paid immediately after the close of business on March 1, 2004 to holders of record of the common stock of the Corporation at the close of business on February 4, 2004.

(2)	Based on information provided to us by the holder of non-managing member units as of November 30, 2005.

(3)	Assumes the selling holder exchanges all of the non-managing member units of HCPI/Utah, LLC and HCPI/Utah II, LLC beneficially owned by it for shares of the Corporation’s common stock. Also assumes that no transactions with respect to our common stock or the non-managing member units occur other than the exchange or the exchange and the offering, as applicable.

(4)

The Corporation of the President of The Church of Jesus Christ of Latter-day Saints obtained (i) 49 non-managing member units of HCPI/Utah, LLC in an assignment from H. Roger Boyer who received the non-

managing member units in an assignment from The Boyer Company, L.C. which received the non-managing member units in an assignment from Boyer Davis North Medical Associates, Ltd., a selling holder listed in the Prospectus and (ii) 1,541 non-managing member units of HCPI/Utah, LLC in an assignment from Kem C. Gardner who received the non-managing member units in an assignment from The Boyer Company, L.C. which received the non-managing member units in an assignment from Boyer Davis North Medical Associates, Ltd., a selling holder listed in the Prospectus.

(5)	The United Way of Salt Lake obtained (i) 2,781 non-managing member units of HCPI/Utah, LLC in an assignment from Kem C. Gardner who received the non-managing member units in an assignment from The Boyer Company, L.C. which received the non-managing member units in an assignment from Boyer Davis North Medical Associates, Ltd., a selling holder listed in the Prospectus and (ii) 774 non-managing member units of HCPI/Utah, LLC in an assignment from H. Roger Boyer who received the non-managing member units in an assignment from The Boyer Company, L.C. which received the non-managing member units in an assignment from Boyer Davis North Medical Associates, Ltd., a selling holder listed in the Prospectus.

(6)	The University Hospital – IVF Miracle Fund Gift Account obtained 1,161 non-managing member units of HCPI/Utah, LLC in an assignment from H. Roger Boyer who received the non-managing member units in an assignment from The Boyer Company, L.C. which received the non-managing member units in an assignment from Boyer Davis North Medical Associates, Ltd., a selling holder listed in the Prospectus.

(7)	Assumes the selling holder exchanges all of the non-managing member units of HCPI/Utah, LLC beneficially owned by it for shares of the Corporation’s common stock. Also assumes that no transactions with respect to our common stock or the non-managing member units occur other than the exchange or the exchange and the offering, as applicable.

(8)	Contemplates the sale of all of the common stock offered hereby and includes the sale of (i) 1,256 shares of common stock offered pursuant to Prospectus Supplement No. 9, Registration No. (333-95487) which was filed with the Securities and Exchange Commission on December 21, 2005 and (ii) 3,728 shares of common stock offered pursuant to Prospectus Supplement No. 10, Registration No. (333-99067) which was filed with the Securities and Exchange Commission on December 21, 2005.

(9)	Contemplates the sale of all of the common stock offered hereby and includes the sale of 33,152 shares of common stock offered pursuant to Prospectus Supplement No. 9, Registration No. (333-95487) which was filed with the Securities and Exchange Commission on December 21, 2005.

Investing in our common stock involves a high degree of risk. Please consider the “Risk Factors” beginning on page 1 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 21, 2005.